FIRST AMENDMENT OF LEASE AGREEMENT

FIRST AMENDMENT OF LEASE AGREEMENT (this "Agreement"), dated as of February 28th 2013, between **PRINCETON PARK ASSOCIATES LLC** ("Landlord") by Jonathan B. Schultz of Onyx Equities, LLC, as rent receiver for 1100 Cornwall Road, South Brunswick, New Jersey ("Receiver") and **OMNICOMM SYSTEMS, INC.** ("Tenant").

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into a lease dated as of August 12, 2009 (the "Lease"), whereby Landlord leased to Tenant approximately 3,877 square feet of space (the "Existing Premises") on the first floor of the building located at 1100 Cornwall Road, Monmouth Junction, South Brunswick, New Jersey (the "Building"); and

WHEREAS, Tenant desires to modify and amend the Lease so as to among other things (i) reflect that the premises demised to Tenant under the Lease shall be reduced to approximately 2,508 rentable square feet (the "Reduced Premises") and (ii) extend the term of the Lease, all subject to and in accordance with the provisions of this Agreement; and to otherwise modify and amend certain terms and conditions of the Lease with respect to the Existing Premises and Reduced Premises as more particularly described in the Lease, and Landlord is agreeable thereto on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, Landlord and Tenant covenant and agree as follows:

1. **Definitions; No Other Agreements.**

(a) Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings described to them in the Lease. The provisions of this Agreement shall supersede any inconsistent provisions contained in the Lease, regardless of whether such inconsistent provisions are contained in the body of the Lease or in any rider, exhibit or schedule thereto, or in any amendment, modification, letter, notice or other written instrument executed in connection therewith or sent pursuant thereto.

(b) No Other Agreements. Each of Landlord and Tenant represents and warrants to the other that, as of the date hereof, except for this Agreement and the written instruments comprising the Lease (as defined above), there are not, as of the date hereof, any amendments, modifications, written instruments or other oral or written agreements which amend or modify the provisions of the Lease prior to the expiration of the term thereof.

2. **Surrender and Relocation.**

(a) As of the day immediately preceding the New Commencement Date (as hereinafter defined) (such date being the "Surrender Premises Expiration Date"), Tenant shall surrender to Landlord, and Landlord shall accept the surrender of that portion of the Existing Premises not included in the Reduced Premises (the "Surrender Premises") as shown on Exhibit A hereto and the term and estate thereby granted in respect of the Surrender Premises shall be

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wholly extinguished and the term of the Lease with respect to the Surrender Premises shall expire on the Surrender Premises Expiration Date in the same manner and with the same effect as if such date were the date set forth in the Lease for the expiration of the term thereof.

(b) On or before the Surrender Premises Expiration Date, time being of the essence with respect to such date, Tenant shall remove all of Tenant's personal property and trade fixtures from the Surrender Premises in a good and workmanlike manner and vacate the Surrender Premises and deliver vacant possession thereof to Landlord in the condition required under the Lease and repair all damage to the Building caused by such removal. Without limiting Tenant's obligations set forth above, any personal property, fixtures, installations or other property remaining in the Surrender Premises after the Surrender Premises Expiration Date shall be deemed abandoned by Tenant and Landlord may take possession thereof and retain the same as Landlord's property or dispose of same at Tenant's expense in any manner Landlord determines without accountability therefor to Tenant.

(c) Tenant represents and covenants that nothing has been or will be done or suffered whereby the Lease, or the term or estate thereby granted, or the Surrender Premises, or any part thereof, or any alterations, decorations, installations, additions and improvements in and to the Surrender Premises, or any part thereof, have been or will be encumbered in any way whatsoever, and that Tenant owns and will own the Lease in respect of the Surrender Premises and has and will have good right to surrender the same on the Surrender Premises Expiration Date, and that no one other than Tenant has acquired or will acquire through or under Tenant any right, title or interest in or to the Surrender Premises, or any part thereof, or in or to said alterations, decorations, installations, additions and/or improvements or any part thereof.

(d) Landlord shall accept the surrender of the Surrender Premises as of the Surrender Premises Expiration Date and in consideration of such surrender by Tenant and of the acceptance of such surrender by Landlord, Tenant and Landlord do hereby mutually release each other, their respective successors and assigns of and from any and all claims, damages, obligations, liabilities, actions and causes of action, of every kind and nature whatsoever arising under or in connection with the Lease with respect to the Surrender Premises from and after the Surrender Premises Expiration Date, except that nothing herein contained shall be deemed to constitute a release or discharge of Tenant with respect to any obligation or liability (a) accrued or incurred under the Lease in respect of the Surrender Premises and outstanding and unsatisfied on the Surrender Premises Expiration Date, (b) to a third party (under the insurance and indemnification provisions of the Lease or otherwise) arising in respect of the Surrender Premises prior to, on or after the Surrender Premises Expiration Date as a result of an event occurring or condition existing prior to or on the Surrender Premises Expiration Date, and (c) arising under this Agreement.

(e) If Tenant shall fail to surrender the Surrender Premises pursuant to this Agreement, then Tenant shall be deemed to be a holdover with regard to the Surrender Premises and be deemed to be in default of the Lease and be subject to all of Landlord's rights and remedies set forth in the Lease and this Agreement as if separately applicable to the Surrender Premises and Landlord may pursue against Tenant any and all remedies available to it as landlord under the Lease or this Agreement or otherwise, at law or in equity.

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(f) It is the mutual intention of Landlord and Tenant that from and after the New Commencement Date, the word "Premises" or "Demised Premises" as defined in the Lease shall include only the Reduced Premises and the total square footage leased by Tenant under the Lease (as amended hereby) shall contain a total of approximately 2,508 square feet.

(g) From and after the New Commencement Date, Tenant shall lease from Landlord the Reduced Premises and Tenant shall accept the Reduced Premises in its "as is" condition as of the New Commencement Date (subject to Landlord's responsibilities to improve the Reduced Premises as contained in Section 9 of this Agreement). The "New Commencement Date" shall be March 1, 2013. It is the mutual intention of Landlord and Tenant that as and after the New Commencement Date, the words "Commencement Date" as defined in the Lease shall include, where applicable, the New Commencement Date.

(h) Notwithstanding anything to the contrary herein, Tenant shall have the right to remain in the Surrender Premises up to thirty (30) days after the Surrender Premises Expiration Date (the "Thirty Day Period") without being deemed a holdover tenant in the Surrender Premises, provided, however, that for each day or portion thereof that Tenant continues to occupy the Surrender Premises during the Thirty Day Period, Tenant shall be liable for all obligations and liabilities under the Lease for the Surrender Premises including, without limitation, all insurance obligations as well as all Base Rent and additional rent payable for the entire Existing Premises pursuant to the terms of the Lease without effect of any reductions to Base Rent or additional rent set forth in this Agreement. If Tenant fails to surrender the Surrender Premises within such Thirty Day Period, Tenant shall be deemed to be a holdover tenant in the Surrender Premises and the terms of Section 2(e) of this Agreement shall apply.

(i) Further, notwithstanding anything to the contrary in this Agreement, Tenant shall be entitled to leave the furniture currently existing in the Surrender Premises (the "Furniture") after the Thirty Day Period without being deemed a holdover tenant in the Surrender Premises. Landlord shall have the option, at any time after the end of the Thirty Day Period to require Tenant to remove the Furniture. If Landlord wishes to exercise said option, Landlord shall notify Tenant in writing and Tenant shall thereafter remove the Furniture from the Surrender Premises at its sole cost and expense no later than fifteen (15) days after the date of Landlord's notice. If Tenant fails to so remove the Furniture within such fifteen (15) day period, Landlord shall have all rights and remedies available to it under the Lease and at law and in equity including, without limitation, declaring Tenant to be in default of the Lease and/or a holdover tenant in the Surrender Premises as well as removing the Furniture from the Surrender Premises and discarding the Furniture at Tenant's cost and expense and without liability to Tenant for such removal. Alternatively, Landlord shall have the right to acquire the Furniture at any time after the expiration of the Thirty Day Period. If Landlord chooses to acquire the Furniture, Landlord shall provide Tenant with written notice of same and upon Tenant's receipt of such notice (and for good and valuable consideration in the amount of $1.00, receipt of which is hereby acknowledged by Tenant), title to the Furniture shall be deemed to be irrevocably transferred to Landlord and Tenant shall be deemed to have waived and released all rights, title and interests to the Furniture and Tenant shall have no further obligation to remove the Furniture from the Surrender Premises. Tenant represents that it owns the Furniture and will continue to own the Furniture free and clear of all liens and claims of any person or entity until such time as

Tenant removes the Furniture from the Surrender Premises or title to the Furniture is transferred to Landlord and Tenant hereby indemnifies and holds Landlord harmless from any claims against Landlord or damages incurred by Landlord, including without limitation, reasonable attorneys' fees, arising from or related to any breach of such representation by Tenant.

3. **Term and Extension.** The parties acknowledge that the current expiration date of the Lease is February 28, 2013. As of the date of this Agreement, (x) the term of the Lease for the Surrender Premises shall continue to and including the Surrender Premises Expiration Date under all the existing terms of the Lease and (y) the lease term for the Reduced Premises shall continue through February 28, 2013 and thereafter continue for a period of thirty-six (36) months commencing on the New Commencement Date and expiring on February 29, 2016 (the "New Expiration Date"). From and after the New Commencement Date, Section 5.5(c) of the Lease shall be amended so that "Lease Year" shall mean the twelve (12) month period commencing on the New Commencement Date and each twelve (12) month period thereafter.

4. **Base Rent and Tenant Electric.**

(a) Except as otherwise set forth in Section 2 (h) above, from the date hereof through and including the Surrender Premises Expiration Date, Base Rent, Tenant electric charges and Additional Rent shall continue to be payable in accordance with the existing terms of the Lease for the Existing Premises. Except as otherwise set forth in Section 2 (h) above, commencing on the New Commencement Date to and including the New Expiration Date (the "New Extension Term"), Tenant shall pay to Landlord, without notice, demand and/or set off, Base Rent for the Reduced Premises as follows in advance of the first day of each calendar month:

DATE	SQUARE FOOT COST	PAYMENT TYPE	MONTHLY INSTALLMENT	ANNUAL RATE
3/1/13 - 2/28/14	$19.50	Base Rent	$4,075.50	$48,906.00
3/1/14 - 2/28/15	$20.00	Base Rent	$4,180.00	$50,160.00
3/1/15 - 2/29/16	$20.50	Base Rent	$4,284.50	$51,414.00

Except as otherwise set forth in Section 2 (h) above, from and after the New Commencement Date, the amounts set forth in the Fundamental Lease Provisions for Base Rent and the Definitions of Base Rent Commencement Date and Additional Rent Commencement Date shall no longer apply.

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(b) As of the New Commencement Date, Section 1.2.1 and Section 8.2 of the Lease shall be amended by deleting "$1.60" each time it appears therein and replacing them with "$1.75". The following shall be added to the end of Section 8.2 of the Lease:

> "Tenant's cost for electricity shall be increased annually upon notice by Landlord based upon usage and utility rates."

(c) Sections 2.2 and 2.3 of the Lease are deleted in their entirety.

5. **Additional Rent**. Except as otherwise set forth in Section 2 (h) above, commencing on the New Commencement Date, the Fundamental Lease Provision shall be deemed amended by (i) deleting "3,877/177,623 = 2.183%" in Tenant's Proportionate Share and replacing it with "2,508/177623 = 1.412%", and (ii) deleting the definition of Base Year set forth therein as "the calendar year commencing January 1, 2009 and ending on December 31, 2009" and replacing it with "the calendar year commencing on January 1, 2013 and ending on December 31, 2013."

6. **Parking**. Beginning on the New Commencement Date, Section 16.1 of the Lease shall be amended by deleting the term "fifteen (15)" and replacing it with "nine (9)".

7. **Notices**. As of the date of this Agreement, the Fundamental Lease Provisions of the Lease shall be amended by deleting the existing address for Landlord under "Landlord's Notice Address/Contact" and replacing it with the following:

> "Jonathan B. Schultz, as rent Receiver for 1100 Cornwall Rd,
> South Brunswick, New Jersey
> c/o Onyx Management Group
> 900 Route 9 North, Suite 301
> Woodbridge, New Jersey 07095
>
> with a copy to:
>
> Joann B. Birle, Esq.
> Herrick, Feinstein LLP
> One Gateway Center
> Newark, NJ 07102"

8. **Force Majeure**. Notwithstanding anything to the contrary in the Lease, the provisions of Section 41.6 of the Lease shall not apply to Tenant's obligation to pay Rent.

9. **Condition of the Premises**. Tenant confirms that it is in possession of the Reduced Premises and accepts the Reduced Premises in its "as is" condition without representation or warranty by Landlord or Receiver or anyone acting on Landlord's or Receiver's behalf, it being agreed that neither Landlord nor Receiver shall be required to perform any work in the Reduced Premises or incur any costs in connection with any construction or improvements in the Reduced Premises except that Landlord through the Receiver, at its sole

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cost and expense, shall (i) demise and close off the Surrender Premises from the Reduced Premises, (ii) close the current entrance to the pantry from the Surrender Premises, (iii) create a new entrance from the Reduced Premises to the pantry, (iv) repair thermostat within Reduced Premises and (v) repair vertical blinds track and missing slats within conference room of Reduced Premises. Landlord shall perform such work promptly upon receipt of any permits required to perform such work. Landlord estimates that such work shall be complete within 90 days after full execution and delivery of this Agreement. Tenant acknowledges and agrees that (a) Landlord shall have access to the Reduced Premises to perform such work, (b) Tenant shall cooperate with Landlord in the performance of such work and (c) the performance of such work during business hours shall not be deemed a disruption to Tenant's business or constitute any actual or constructive eviction of Tenant. Landlord shall use commercially reasonable efforts to minimize interference with Tenant's business during the performance of such work, but nothing herein shall require Landlord to use overtime or premium labor. Article 7 and Exhibit D of the Lease are hereby deleted in their entirety.

10. <u>No Other Modifications; Ratification</u>. Except as specifically modified and amended by this Agreement, there are no other changes or modifications to the Lease and all of the terms, covenants and conditions of the Lease, as modified and amended by this Agreement, are hereby ratified and confirmed and shall continue to be and remain in full force and effect with respect to the Premises.

11. <u>Interpretation</u>.

(a) As used herein: (i) personal pronouns shall be deemed to include the other genders and the singular to include the plural; (ii) the word "or" is not exclusive and the word "including" is not limiting (i.e., whenever the words "include", "includes", or "including" appear, they shall be deemed to be followed by the words "without limitation"; (iii) references to a law include any rule or regulation issued under the law and any amendment to the law, rule or regulation; (iv) wherever a period of time is stated in this Agreement as commencing or ending on any particular date, such period of time shall be deemed inclusive of such stated commencement and ending dates; (v) all paragraph and/or section references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the paragraphs of this Agreement; and (vi) the captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(b) This Agreement will be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.

12. <u>Brokerage Commission</u>. Notwithstanding anything in the Lease to the contrary, Landlord and Tenant each represent and warrant that they have not dealt, and will not deal, with any real estate broker or sale representative in connection with the amendment of the Lease contained herein other than Newmark Grubb Knight Frank (the "<u>Broker</u>"). Landlord shall pay the commission, if any, to the Broker pursuant to a separate written agreement. Landlord and Tenant each agree to indemnify, defend and hold harmless the other and their directors, officers,

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members, managers, agents and employees from and against any and all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney's fees and disbursements) which may occur as a result of a breach of this representation.

13. **Substitute Space**. The following shall be added as Article 42 of the Lease:

"42. SUBSTITUTE SPACE.

42.1 At any time prior to or during the Term of the Lease, Landlord may substitute for the Reduced Premises (such premises being hereinafter referred to as the "Replaced Premises"), whether or not any other substitution has been made pursuant to this Section prior to such time, other space in the Building (such other space being hereinafter referred to as the "Substitute Premises") by a notice given to Tenant not later than sixty (60) days prior to the date specified in such notice as the effective date for such substitution. Such notice shall have annexed thereto a floor plan identifying the Substitute Premises on such plan. The Substitute Premises shall have substantially at least as much rentable area and the same general configuration as the Replaced Premises. If the effective date specified in such notice is subsequent to the date Tenant occupies the Premises, Tenant shall vacate the Replaced Premises and surrender the same to Landlord on or before such effective date and Landlord and Tenant shall enter into an amendment of this Lease to provide for (i) the deletion of all references to the Replaced Premises at such time and the insertion of the Substitute Premises at such time, (ii) adjustment in the Base Rent, if required, payable by Tenant hereunder, to reflect any increase or decrease in rentable area in the Substitute Premises, and (iii) a modification of the definition of Tenant's Proportionate Share. In all other respects, the terms and conditions contained in this Lease shall remain unmodified. Landlord shall, promptly after Tenant enters into occupancy of the Substitute Premises, pay to Tenant any reasonable moving costs incurred by Tenant because of such substitution."

14. **Miscellaneous**.

(a) Notwithstanding anything to the contrary contained herein, if as of the New Commencement Date there is a default by Tenant under the Lease that shall continue unremedied beyond the expiration of any applicable notice and grace periods, then at Landlord's sole option, this Agreement shall be of no force or effect, provided, however, that in the event Tenant causes any such default to be cured prior to Landlord's delivering to Tenant a notice of termination of the Lease with regard thereto, then the Lease and this Agreement shall continue in full force and effect.

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1.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement as of the day and year first above written.

LANDLORD:

PRINCETON PARK ASSOCIATES LLC,
a Delaware limited liability company

By: **JONATHAN B. SCHULTZ** of Onyx Equities, LLC, as rent receiver for 1100 Cornwall Road South Brunswick, New Jersey

By: /s/ Jonathan B. Schultz
Name: Jonathan B. Schultz
Title: Managing Member

TENANT:

OMNICOMM SYSTEMS, INC.

By: /s/ Thomas E. Vickers
Name: Thomas E. Vickers
Title: Chief Financial Officer

Exhibit A

Reduced Premises


Surrender Premises
OMNICOMM Systems, Inc.
PRINCETON PARK CORP. CENTER
1100 CORNWALL ROAD
MONMOUTH JUNCTION, NEW JERSEY
New 'Pantry' Entrance
EXIST'G
COAT CLOSET
AREA OF WORK
DENOTES TENANT SPACE
PROPOSED PARTITION PLAN

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